 FOR IMMEDIATE RELEASE

Investor Contact:

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

Media Contact:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

CV THERAPEUTICS ACQUIRES RIGHTS TO RANOLAZINE IN ASIA
CV Therapeutics now has exclusive worldwide rights for all indications
PALO ALTO, Calif., June 22, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today the company has acquired rights to ranolazine in Asia following an amendment to its existing licensing agreement with Roche Palo Alto LLC (Roche) adding rights to Japan, China, Korea and other Asian markets. Based on this amendment, CV Therapeutics now holds exclusive worldwide commercial rights to ranolazine.

In addition to these expanded commercial rights, the amendment also provides CV Therapeutics with exclusive worldwide rights to all potential indications for ranolazine, including all non-cardiovascular indications.

"Japan is the second largest pharmaceutical market in the world. By gaining commercial rights in Asia, and global rights to all indications, we believe we have created significant new opportunities for ranolazine," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics. "We also plan to utilize the data we have developed to secure approval in the U.S. to support our potential commercialization efforts around the world."

Under the terms of the amendment, CV Therapeutics will pay an upfront fee and will make royalty payments associated with product sales in the added Asian markets. Milestone payments would be due to Roche upon approval in Japan and approval of the first additional non-cardiovascular indication.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R) ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, conduct of clinical studies, study results, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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